Exhibit 99.2
Under Armour: Fourth Quarter 2012 Earnings Call, January 31, 2013 (Brad Dickerson)

Thanks, Kevin. I would now like to spend some time discussing our fourth quarter and full year 2012 financial results and our updated 2013 outlook.

Our net revenues for the fourth quarter of 2012 increased 25% to $506 million. For the full year, net revenues also increased 25% to $1.835 billion, which compares to our most recent full year guidance of $1.82 billion.

Apparel grew 25% to $405 million during the quarter, representing the 13th straight quarter of at least 20% growth for our largest product category. Our big stories driving growth across genders were Fleece and Storm. We were able to significantly expand the Storm platform beyond just the Charged Cotton line last year to now encompass the broader Armourfleece line. Adding value to this product for the consumer was key, as consumers look for more versatility from our assortments.

In Women's, we continued to raise our consumer's expectations with new product categories like Studio and ArmourBra. Youth product led the way from a growth rate perspective in Q4, as we gain shelf space with both existing and new distribution and continue to broaden into areas like graphics, which more than tripled during the quarter.

Our Direct-to-Consumer net revenues increased 29% for the quarter, representing approximately 39% of net revenues compared to approximately 38% in the prior year period. For the full year, Direct-to Consumer net revenues increased 34%, representing 29% of net revenues compared to 27% in 2011. In our Retail business, we opened five new Factory House stores during the fourth quarter, increasing our domestic Factory House store base to 101, up 26% from 80 locations at the end of 2011. In Ecommerce, we achieved a growth rate in line with our overall net revenues growth during the fourth quarter.

Fourth quarter Footwear net revenues increased 43% to $45 million from $31 million in the prior year, representing approximately 9% of net revenues. New running product, led by the UA Spine platform, continues to be the largest contributor to category growth, and we also experienced a strong initial sell-in of our 2013 line of baseball cleats.

Our Accessories net revenues during the fourth quarter increased 16% to $43 million from $37 million in the prior year period.

International net revenues increased 30% to $34 million in the fourth quarter and represented approximately 7% of total net revenues, highlighted by solid growth in the Latin America, Asia, and EMEA regions.

Moving on to margins. Fourth quarter gross margins contracted to 50.3% compared with 51.6% in the prior year's quarter. The three primary factors driving this performance were consistent with our expectation outlined last quarter.

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First, our sales mix was adversely impacted by moving through a higher rate of excess inventory at our Factory House stores, as well as a higher mix of Footwear which carries lower margins than other product categories. Combined, these factors negatively impacted gross margins by approximately 80 basis points.

•	Second, given our previously outlined supply chain challenges, we had to air freight some product which negatively impacted gross margins by approximately 50 basis points.

•	Third, we realized lower North American apparel product costs, partially offset by higher North American Footwear product costs, which benefitted gross margins by approximately 35 basis points.

Selling, general and administrative expenses as a percentage of net revenues leveraged 370 basis points to 34.2% in the fourth quarter of 2012 from 37.9% in the prior year's period. Details around our four SG&A buckets are as follows:

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First, Marketing costs decreased to 9.7% of net revenues for the quarter from 10.9% in the prior year period. As we have previously outlined, our 2012 marketing budget was more weighted to the second and third quarters to better align with Brand initiatives.

•	Second, Selling costs decreased to 10.7% of net revenues for the quarter from 10.9% in the prior year period.

•	Third, Product Innovation and Supply Chain costs decreased to 7.6% of net revenues from 8.2% in the prior year period driven by overall expense leverage in these areas given our top line growth.

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Finally, Corporate Services decreased to 6.2% of net revenues for the quarter from 7.9% of net revenues, primarily driven by leverage in corporate personnel, incentive compensation, and administrative costs.

Operating income during the fourth quarter grew 48% to $82 million compared with $55 million in the prior year period. For the full year, operating income increased 28% to $209 million, compared to our most recent full year guidance of $207 million. Operating margin expanded 240 basis points during the quarter to 16.1% and 30 basis points for the full year to 11.4%.

Our fourth quarter tax rate of 37.1% was favorable to the 39.6% rate in last year's period. Our full year effective tax rate of 36.7% was below the 38.2% effective tax rate for 2011, primarily due to state tax credits received in 2012.

Our resulting net income in the fourth quarter increased 54% to $50 million compared with $33 million in the prior year period. Fourth quarter diluted earnings per share grew 51% to $0.47 compared to $0.31 in the year ago period. Full year diluted earnings per share increased 31% to $1.21 compared to $0.92 in 2011.

Now moving over to the balance sheet. Total cash and cash equivalents at quarter-end increased 95% to $342 million compared with $175 million at December 31, 2011. Long-term debt, including current maturities, decreased to $62 million at quarter-end from $78 million at the end of 2011.

Inventory at quarter-end decreased 2% year-over-year to $319 million compared to $324 million at December 31, 2011. The modest decrease of our inventory levels relative to our 25% top line growth during the quarter was primarily driven by the ongoing success of our inventory management initiatives.

Our investment in capital expenditures was approximately $23 million for the fourth quarter and approximately $63 million for 2012. We are currently planning 2013 capital expenditures in the range of $80 to $85 million.

Now moving onto our updated outlook for 2013. Based on current visibility, we expect 2013 net revenues of $2.20 billion to $2.22 billion, representing growth of 20% to 21%, and 2013 operating income of $255 million to $257 million, representing growth of 22% to 23%. Below operating results, we anticipate a comparable level of total interest and other expense in 2013, a full year effective tax rate of 39.0% to 39.5%, and fully diluted weighted average shares outstanding in the range of 108 to 109 million. Of note on the expected tax rate in 2013, we have not assumed a benefit from any state tax credits, which we anticipate pursuing.

Looking further into our operating expectations for 2013, I would like to provide additional color on expected quarterly timing throughout the year.

First on net revenues. As Kevin mentioned, our growth drivers in 2013 are consistent with recent years. We anticipate that most of our dollar growth for the year will continue to come from Apparel with strong growth across Men's, Women's, and Youth. Looking at Footwear, the growth is expected to be slightly above our overall net revenues growth for the year. In Direct-to-Consumer, we expect these channels to grow modestly higher than our overall business, as we open 10 Factory House doors and up to 2 Specialty doors, focus on larger footprints within our existing Factory House fleet, and invest in more targeted traffic drivers in Ecommerce. Finally, we expect our International businesses to outpace overall growth, though still off a small base.

Moving on to gross margin. We continue to anticipate stronger gross margin expansion in the first half of the year relative to the second half, primarily driven by favorable year-over-year product costs expected during the first half. However, we expect several factors to limit the overall progress in the first quarter relative to the second quarter.

•	First, as we continue to work through recent supply chain challenges, we expect to incur higher year-over-year air freight costs during the period.

•	Second, we expect strong growth in our Latin America region, which is currently a distributor-based business carrying a lower gross margin.

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Third, the mix of excess and made-for product in our Factory House outlet channel is expected to remain relatively consistent year-over-year during the first quarter. We anticipate a shift back toward more profitable made-for product commencing in the second quarter.

Given these factors, we foresee year-over-year gross margin rates as relatively unchanged in the first quarter, followed by over 100 basis point expansion during the second quarter.

In the second half of this year, we will be lapping last year's excess disposition strategy at our outlet stores and incremental air freight. These positive factors are expected to be partially offset by certain changes to our supply base, especially in Fleece. While these changes give us better confidence in measures such as delivery performance and future capacity, the moves will ultimately result in higher North American Apparel product costs.

As a result for the full year, we expect modest gross margin expansion from the 47.9% level in 2012, primarily driven by the first half of the year.

Next on SG&A. As Kevin outlined, we are planning to be more targeted in some of our Marketing expenses this year, which we anticipate will create some significant year-over-year timing shifts. The first quarter in particular is expected to see nearly 350 basis points of deleverage, primarily as we launch a major Brand campaign focusing on innovation and incur costs around our Tottenham sponsorship which commenced in July 2012. We would also expect meaningful leverage of Marketing expenses in both the second and third quarter, followed by a more consistent year-over-year rate of spending in the fourth quarter. Despite these expected shifts, we plan to hold total 2013 Marketing spending relatively flat as a percentage of revenues compared to 2012's 11.2% level.

Beyond Marketing, we expect heightened deleverage in our other three SG&A buckets in the first quarter driven in part by incremental expenses tied to the expansion of our California distribution center, the opening of our Harbor East specialty door in Baltimore, and higher year-over-year incentive compensation expenses. These combined factors are expected to drive the total SG&A expense rate for the first quarter to a range of 44.0% to 45.0% of net revenues. During the remainder of the year, we expect meaningful SG&A leverage in the second and third quarters, and a relatively consistent rate of spending in the fourth quarter. With our overall focus on investments in product creation, International, and innovation, we expect a relatively consistent rate of overall SG&A spending for the full year.

In summary, we anticipate the strategic Marketing decisions planned will result in some significant quarter-to-quarter shifts in SG&A. With these shifts, we expect year-over-year operating income growth to be slightly higher in the second half of the year compared to the first half, yielding modest full year operating margin expansion from 11.4% achieved in 2012.

Before Q&A, I would also like to provide some details around our inventory position. We made some solid strides in our inventory management efforts in 2012 with inventory below our plan the past three quarters. During 2013, we expect the inventory growth rate will remain below net revenues growth rate in the first quarter, and then be generally in line with our top line trends for the duration of the year.

Forward Looking Statements
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